Exhibit 11.1



Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                          Three Months Ended June 30,            Nine Months Ended June 30,
                                     -------------------------------------  ------------------------------------

                                                   2006               2005               2006               2005
                                     ------------------  -----------------  -----------------  -----------------


Net income (loss) allocable to
   common shares (numerator)               $  1,701,283        $   267,798        $ 3,333,485      $  (1,004,748)
                                     =================== ==================  ================= =================
Shares used in the calculation
(denominator)
Weighted average shares outstanding          14,991,325         14,991,325         14,991,325         17,209,644
   Effect of diluted stock options                   --                 --                 --                 --
                                     ------------------- ------------------ ------------------ -----------------
   Diluted shares                            14,991,325         14,991,325         14,991,325         17,209,644
                                     ==================  =================  =================  =================

Basic earnings per share                   $       0.11        $      0.02        $      0.22      $       (0.06)
                                     =================== =================  =================  =================

Diluted earnings per share                 $       0.11        $      0.02        $      0.22      $       (0.06)
                                     =================== =================  =================  =================

